Exhibit 10.18

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

MASTER SUPPLY AGREEMENT

This Supply Agreement (“Agreement”) is made as of October 18, 2013 (“Effective Date”), by and between Acacia Communications, Inc., a Delaware corporation, having a place of business at Three Clock Tower Place, Suite 130, Maynard, MA 01754 (“Acacia”), and Fujitsu Semiconductor America, Inc., a California corporation having a place of business at 1250 East Arques Avenue, M/S 333, Sunnyvale, CA 94085 (“FSA”).

WHEREAS, pursuant to a Development Agreement between Fujitsu Microelectronics Europe GmbH, an Affiliate of FSA, dated December 21, 2009 and restated between Fujitsu Semiconductor Europe GmbH (“FSEU”), an Affiliate of FSA, and Acacia on March 8, 2012, and a Development Agreement between FSEU and Acacia, dated July 2, 2012 (collectively, the “Development Agreements”), FSEU developed prototypes of certain Application Specific Integrated Circuit products, as described in the attached Schedules.

WHEREAS, FSA desires to manufacture and supply to Acacia, and Acacia desires to order and purchase from FSA, the Application Specific Integrated Circuit products described in the Schedules annexed hereto, which products Acacia intends to sell to its customers or to incorporate directly into its optical modules and/or other Acacia products, for distribution throughout the world.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Acacia and FSA, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS.

“Affiliate” means an entity controlling, controlled by, or under common control with a Party, through ownership or control of fifty percent (50%) or greater of the voting power of the shares or other means of ownership or control of the relevant entity.

“Confidential Information” means any business or technical information of Acacia or FSA disclosed for the purposes of this Agreement that is either (a) marked as “confidential” or “proprietary” or, when disclosed orally, (b) identified as “confidential” or “proprietary” at the time of the oral disclosure and within [**] days of such disclosure reduced to writing and furnished to the receiving Party, or (c) by its nature or by the circumstances surrounding its disclosure should be understood by a reasonable person in the industry to be confidential or proprietary. Confidential Information does not include information that: (i) is or becomes generally known to the public through no fault or breach of this Agreement by the receiving party; (ii) is rightfully known by the receiving party at the time of disclosure without an obligation of confidentiality; (iii) is independently developed by the receiving party without use of the disclosing party’s Confidential Information; (iv) is rightfully received by the receiving party from a third party without restriction on use or disclosure; or (v) is disclosed with the prior written approval of the disclosing party. For the avoidance of doubt, the roadmap information about either party’s products shall be deemed to be the Confidential Information of the respective disclosing party.

“Intellectual Property Rights” means any and all patent rights, copyright rights, trademark rights, mask work rights, trade secret rights and all other intellectual and industrial property rights of any sort throughout the world (including any application therefor).

“Manufacturing Trigger” means the occurrence of any of the following events: (a) FSA makes an assignment for the benefit of creditors, or a receiver, trustee in bankruptcy or similar officer is appointed to take charge of any or all of FSA’s property; or (b) FSA seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding or such a proceeding is instituted against FSA and is not dismissed within [**] days; or (c) FSA becomes insolvent or dissolves, liquidates or otherwise fails to operate in the ordinary course; (d) FSA materially breaches its obligations under this Agreement; or (e) for any reason (including any force majeure), FSA’s delivery of Products to Acacia under this Agreement is more than [**] days late (or is more than [**] days late on any [**] occasions during any [**] month period).

“Minimum Supply Period” means, with respect to each Product, the period of time commencing on the Schedule Date and ending on the date that is [**] months after the Discontinue Date specified in an End of Life Notice.

“Products” means the production-grade versions of the application specific integrated circuits as more particularly described in the schedules hereto, including any subsequent revisions thereof, that complies with the Specification, and any additional Products that may be added to this Agreement upon mutual written agreement. For avoidance of doubt, the Products under this Agreement do not include engineering prototypes, samples or custom products.

“Schedule Date” means the effective date of a particular product schedule executed hereunder. The Schedule Date for a product schedule will be the date such product schedule is signed if no Schedule Date is specifically set forth in the product schedule.

“Specification” means all of the requirements and specifications (including without limitation, functional, electrical, mechanical, thermal, packaging and quality specifications, performance requirements and acceptance criteria) that define the Product. Specifications may be attached hereto in schedules.

2.	PURCHASE AND SUPPLY.

2.1. Exclusive Supply. FSA agrees to sell to Acacia the Products, in such quantities as Acacia may order from time to time, in accordance with its purchase orders under this Agreement placed on or before the Discontinue Date. Neither FSA nor any of its Affiliates shall (a) sell or otherwise make available the Products to any party other than Acacia without the express prior written consent of Acacia, which consent may be withheld in Acacia’s sole discretion, or (b) use, incorporate, disassemble, reverse engineer, or create derivatives of Acacia’s intellectual property or Confidential Information for their own or any third party’s benefit without the express prior written consent of Acacia, which consent may be withheld in Acacia’s sole discretion. All orders will be deemed to incorporate all of the terms and conditions in this Agreement. Any term or condition proposed by either party in any documentation that is in addition to, in conflict with or different from the terms and conditions in this Agreement (including without limitation, any standard terms or conditions in any purchase order, sales acknowledgment or invoice) will be void and of no effect. FSA shall not make any material change to any Specification that will be effective for any Product ordered by Acacia on or before the Discontinue Date (as defined in Section 2.6 below).

2.2. Forecasts. On or about the beginning of [**], Acacia shall provide FSA with an updated rolling, good faith, non-binding, forecast of its requirements for the Products for the following [**] month period. Within [**] after receiving Acacia’s forecast, FSA shall acknowledge receipt and confirm to Acacia in writing that it can deliver all of the forecasted Products. If FSA foresees any problems (e.g., manufacturing capacity or material availability) in meeting Acacia’s forecasted requirements, FSA shall advise Acacia in writing during such [**] period. Until the market for the Acacia product is fully understood and developed, FSA acknowledges and agrees that Acacia’s forecasts may be of uncertain accuracy and actual Product orders may be variable.

2.3. Orders. Orders shall be placed by written purchase order and submitted by electronic mail or other means acceptable to both parties. Purchase orders will include the following information: (a) a description of the Product(s) by name and model number; (b) quantity; (c) delivery date(s); (d) ship-to address(es); (e) transportation instructions; and (f) an order number (for billing purposes). FSA will accept all purchase orders placed on or before the Discontinue Date, and will ship all Products under accepted purchase orders that comply with this Agreement. FSA will confirm acceptance (or provide detailed reasons for non-acceptance) by electronic mail within [**] days after the purchase order is received and provide committed shipment dates within [**] days after the purchase order is received. If FSA does not accept or reject a purchase order within [**] days, the purchase order shall be deemed accepted. FSA agrees that purchase orders may be placed under this Agreement by Acacia and/or any of its Affiliates or contract manufacturers that are identified in advance by Acacia. FSA agrees that it will accept all purchase orders issued on or before the Discontinue Date so long as they meet the order information requirements as stated in (a) – (f) above, Acacia is not in default or breach of the Agreement, and Acacia is in an insolvency or bankruptcy proceeding where a dismissal is not likely in the next [**] days. If FSA believes a condition exists whereby it may reject a purchase order, FSA will provide a written response detailing the condition of rejection and agree to work with Acacia to allow a correction of the purchase order so that an accepted order can be confirmed.

2.4. Order Changes. Acacia may terminate any order in whole or in part prior to receipt of FSA’s written acceptance. After FSA’s written acceptance, and subject to cancellation charges, Acacia may cancel any order (in whole or in part) upon written notice delivered to FSA in accordance with the table below, Acacia may reschedule any Product order one time, upon written notice delivered to FSA at least [**] days prior to the scheduled delivery date, specifying a new delivery date that is no later than [**] days after the originally scheduled delivery date. In addition, FSA will use commercially reasonable efforts to accommodate Acacia’s requests to expedite delivery or increase quantities. Cancellation charges shall be as follows:

•	Cancellation of Production PO

a. [**] prior to shipment date                    [**]

b. [**] prior to shipment date                    [**]

c. [**] prior to shipment date                    [**]

d. [**] prior to shipment date                    [**]

e. More than [**] prior to shipment date [**]

2.5. Allocation. In the event that the supply of a particular Product is constrained due to a shortage of materials beyond FSA’s control, FSA will undertake commercially reasonable efforts to allocate to Acacia a percentage of the available supply that is equal to or greater than a fraction the numerator of which is (a) Acacia’s purchases of the Product during the [**] month period immediately preceding the supply constraint, and the denominator of which is (b) the purchases of all products, the production of which requires the materials in short supply, made during the [**] month period immediately preceding the supply constraint made by all of FSA’s customers who are placing orders for delivery of those same product during the period of constrained supply. For example, if Acacia’s orders and deliveries for the Product incorporating the supply-constrained material during the preceding [**]-day period were $[**], and FSA’s other customers ordering products incorporating the supply-constrained material during the period of constrained supply had purchased $[**] of such products in the preceding [**]-day period, then Acacia would receive Products utilizing at least [**]% of the available supply of the supply-constrained material until the supply is no longer constrained.

2.6. Discontinuation. FSA agrees to continue to provide Products to Acacia in accordance with this Agreement throughout the Minimum Supply Period. At any time after the [**] anniversary of the Schedule Date for a particular Product, FSA may announce that it plans to Discontinue such Product by providing written notice to Acacia of such plans (“End of Life Notice”). An End of Life Notice must be given at least [**] days prior to the last date on which an order for such Product may be placed (the “Discontinue Date”), which date shall be specified in FSA’s End of Life Notice. Until the Discontinue Date, Acacia shall have the right to place purchase order(s) for and purchase the Discontinued Product, in an aggregate amount of up to [**]% of its then current forecast, for delivery not later than [**] months after the Discontinue Date, and FSA shall accept such purchase order(s) and deliver the Products ordered. As used herein, the term “Discontinue” means (a) to cease manufacture of the Product or (b) to make a material change in the Specification applicable to the Products affecting form, fit, function, quality, safety, reliability or standards compliance of the Products. In addition, any notice of nonrenewal of this Agreement given by FSA pursuant to Section 9.1 shall be deemed to be an End of Life Notice for all Products for purposes of this Agreement, and the Discontinue Date shall be deemed to be die expiration date of this Agreement.

2.7. Operations.

a. Process and Facilities. FSA shall establish and maintain quality controls and systems as may be necessary and sufficient to manufacture Products on a consistent and reproducible basis. FSA shall cause its (and any contract manufacturer’s) processes, operations and production facilities to be in compliance with ISO 9000 series and ISO 14001 series standards and all applicable laws and regulations (including without limitation, regarding the disposal of hazardous materials). During the term of this Agreement and for [**] following the later to occur of any termination hereof and the final delivery of Products hereunder, FSA shall keep and maintain true, accurate and complete records (such as, for example lot records, production yields and reject rates) that are sufficient to meet the requirements of this Agreement and all applicable laws and regulations, for the current calendar year and the immediately preceding [**] calendar years.

b. Continuous Improvement. During the term of this Agreement and in the ordinary course of its business, FSA shall use commercially reasonable efforts to reduce its manufacturing and supply costs, and to improve and enhance Product quality and manufacturing processes so as to maintain or increase the competitive advantage of the Product as compared to similar products in the marketplace. Process improvements may result from FSA’s own initiative or the request or suggestion of Acacia.

c. Quality Audits. From time to time, upon reasonable prior notice to FSA, Acacia shall have the right to conduct quality assurance audits of any plants or production facilities involved in the manufacturing, processing, testing, handling and storage of the Products. In the course of these audits, Acacia shall be entitled to inspect FSA’s facilities, manufacturing procedures, quality controls and systems that are involved with the manufacturing, processing, testing and handling of the Product. Acacia shall also have the right to inspect all records, books, property, plant and equipment, and such other matters as may be pertinent to proper quality assurance of the Products. Any request for a quality audit shall be made at least [**] weeks in advance of the requested date.

2.8. Support. FSA will provide Acacia (but not its customers) with technical support for the Products on a commercially reasonable basis [**].

2.9. Epidemic Failure.

a. In the event of Epidemic Failure (defined below) of a Product, FSA shall investigate the cause of the Epidemic Failure and deliver to Acacia a collective action plan (“CAP”) within [**] business days from written notice of the failure. The CAP will define FSA’s plans for remedying the Epidemic Failure and the time period for development and implementation of such remedy for the defect. [**].

b. “Epidemic Failure” shall mean one or more of the following defect conditions occurring within [**] years from date of shipment to Acacia: (i) Any occurrence of a potential safety hazard that could result in damage or injury, such as personal injury (including death), fire, explosion, toxic emissions, etc.; (ii) [**] or more independent occurrences where the Product exhibits a highly objectionable symptom (e.g., emissions of smoke, loud noises, deformation of housing, or other problematic characteristics); or (iii) a Product’s return rate is detected above [**] times FSA’s stated FIT rate or less than [**] percent ([**]%) of the Mean Time between Failures (MTBF). If no FIT or MTBF has been defined by FSA, then a typical value derived from Telcordia SR-332, issue [**] (or its successor) will be used as the default. With respect to new Products that are first introduced and made available by FSA during the term, early life failures occurring in the first [**] months of manufacturing may be up to [**] percent ([**]%) higher than the failure rates set forth in clause (iii) above to allow for typical infant mortality occurrences. Products that are or have been subject to warranty claims under Section 6 shall be included when determining the existence of Epidemic Failure.

c. [**]. Until the correction of the Epidemic Failure, Acacia may postpone or cancel[**] the delivery of any outstanding purchase orders. In addition, Acacia may return Product(s) already delivered, as well as any stock in inventory, for replacement of such Product(s), [**], or for [**] for any such Products, [**].

d. [**].

e. If FSA does not agree that an Epidemic Failure has occurred or exists after Acacia has providing supporting documentation and evidence, or is unable to develop a mutually agreeable CAP and remedial plan, or fails to implement the remedial plan in a timely fashion, or otherwise fails to correct an Epidemic Failure, then in addition to its other remedies available hereunder, Acacia may require that disputes under this Section 2.9 be resolved by final and binding arbitration. Any such arbitration will be conducted by one arbitrator, to be selected by the parties within [**] days of the demand for arbitration, pursuant to the Rules of the American Arbitration Association. If the parties cannot agree on the selection of an arbitrator, either party may request that the president of the American Arbitration Association, or his designee, select an arbitrator on behalf of the parties. The arbitration will be held in Boston, MA, unless otherwise agreed.

f. The specific terms of this Section 2.9 shall control with regard to all matters regarding Epidemic Failure but shall not supersede other terms in this Agreement, including, without limitation, provisions excluding damages or limiting liability, warranty, or remedies.

2.10. Buffer Stock. Terms defining buffer stock requirements and procedures are set forth in Exhibit A to this Agreement.

3.	PRICE, PAYMENT, DELIVERY AND INSPECTION.

3.1. Price. The current Product prices shall be set forth in schedules annexed to this Agreement. From time to time (at least [**]), prices will be reviewed for possible reduction by both parties and modified by mutual agreement. Schedules will be amended to reflect agreed-to price changes. [**].

3.2. Payment Terms. After delivery pursuant to Acacia’s purchase order, FSA may invoice Acacia for the actual quantity delivered. Other than amounts disputed in good faith, Acacia (or its Affiliate or contract manufacturer which issued the purchase order) will pay FSA within [**] days after receipt of a correct invoice. All invoices and payments shall be in US dollars. Unless Acacia has provided FSA with a valid sales tax exemption certificate, Acacia will be responsible for all taxes (including but not limited to sales, use and value added taxes) associated with the purchase of the Product under this Agreement (except for taxes based on FSA’s franchise, properties or income). Payment shall not constitute acceptance.

3.3. Delivery. All Products delivered under this Agreement shall be packaged and packed in accordance with the Specification or, if not so specified in the Specification, then in accordance with best industry practices. On the delivery date(s) set forth in the purchase order (or up to [**]

days early), FSA shall deliver the Products to Acacia or its carrier FCA (Incoterms 2010) at FSA’s facility in the United States. FSA will comply with reasonable carrier and routing instructions specified in Acacia’s order. If Acacia does not provide such instructions, FSA will select the best available carrier and route on a commercially reasonable basis. Upon Acacia’s request, FSA will provide Acacia (or its designee) with timely cooperation, information, documentation and assistance to export or import the Products.

3.4. Late Deliveries. FSA will immediately notify Acacia in writing if it anticipates any delay in delivery in accordance with the order, including the reasons therefor and its expected delivery date. If FSA fails to meet the delivery date in the order, upon Acacia’s request, FSA will expedite routing by the quickest means at its sole expense. If FSA fails to deliver any Products within [**] days after the scheduled delivery date, Acacia may terminate the applicable order without further obligation and FSA shall promptly refund to Acacia the purchase price, taxes, delivery charges and other amounts paid in respect of such Products.

3.5. Inspection. Acacia or its designee will inspect Products promptly after receipt thereof and may reject any shipment (or portion thereof) that fails to conform to this Agreement or the Specification, Acacia may reject any partial shipment made without its prior written consent. At its sole cost and expense, FSA shall promptly replace properly rejected Products. If FSA fails to do so promptly, Acacia may terminate the applicable order without further obligation and FSA shall promptly refund to Acacia the purchase price, taxes, delivery charges and other amounts paid in respect of such Products.

4.	OWNERSHIP AND INTELLECTUAL PROPERTY RIGHTS.

4.1. Background Technology. Except as may be otherwise set forth expressly herein, each party will retain ownership of all rights, title and interests in and to all products, inventions, information, documentation, improvements, works of authorship, processes, techniques, know-how, specifications, algorithms, designs, trade secrets, software, firmware, data and other materials that are developed by its personnel or otherwise acquired by such party prior to the Effective Date or outside the scope of this Agreement (collectively, “Background Technology”) and all Intellectual Property Rights therein and thereto. Background Technology of Acacia (“Acacia Background Technology”), and all Intellectual Property Rights therein and thereto, that is or has been disclosed to FSA or its Affiliate, whether or not embodied in the Products, shall remain the exclusive property and Confidential Information of Acacia, and, except as expressly set forth herein or in a separate written agreement with Acacia, no license to use Acacia Background Technology or Acacia intellectual property is granted or implied.

4.2. FSA IP. Except for Acacia Background Technology, the intellectual property embodied in the Products provided by FSA (including any FSA Background Technology embodied therein), features associated therewith, any and all changes, modifications, improvements and derivatives thereof and all Intellectual Property Rights associated therewith (collectively “FSA IP”) shall be solely owned by FSA.

4.3. Product IP License. Subject to all terms and conditions in this Agreement, FSA hereby grants to Acacia a limited, non-exclusive, royalty free, paid up, non-transferable (except as expressly permitted under this Agreement), non-sublicensable, worldwide right and license under all Intellectual Property Rights in the FSA IP, solely as incorporated into the Product, to use, offer to sell, sell, import, and export the Products, without accounting or payment to FSA or any third party. For clarity, Acacia may incorporate, distribute (through multiple tiers) and use the Products on a worldwide basis and Acacia may exercise such rights through its Affiliates, subcontractors, contract manufacturers, OEM partners, distributors and other resellers.

4.4. Manufacturing IP License. Subject to all terms and conditions in this Agreement, FSA hereby grants to Acacia a royalty free, paid up, non-transferable (except as set out expressly in Section 10.3 below), non-exclusive, worldwide right and license under all Intellectual Property Rights in the FSA IP to make and have made the Products (and corrections and improvements thereto) and/or to purchase components and finished Products directly from FSA’s vendors and contract manufacturers. Acacia agrees not to exercise such rights prior to the occurrence of any Manufacturing Trigger, and promptly after any Manufacturing Trigger, FSA agrees to provide Acacia with all reasonable documentation [**] assistance and know-how as reasonably required by Acacia to exercise such rights.

4.5. No Implied Licenses. Except for the licenses expressly granted hereunder, no other license is granted, and as between the parties, FSA shall retain all rights, title and interests (including without limitation, Intellectual Property Rights) in and to its Background Technology, FSA IP and Confidential Information, and Acacia shall retain all rights, title and interests (including without limitation, Intellectual Property Rights) in and to its Background Technology and Confidential Information. The licenses granted herein shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, to the fullest extent permitted by law, licenses to rights in “intellectual property” as defined in Section 101 of the Bankruptcy Code.

5.	CONFIDENTIAL INFORMATION.

5.1. Confidentiality. Each party will not use the other party’s Confidential Information except as necessary for the performance or enforcement of this Agreement and will not disclose such Confidential Information to any third party except to those of its employees, Affiliates and contractors who have a bona fide need to know such Confidential Information for the performance or enforcement of this Agreement; provided that each such employee and contractor is bound by a written agreement that contains use and nondisclosure restrictions consistent with the terms set forth in this Agreement. Each party will employ all reasonable steps to protect the other party’s Confidential Information from unauthorized use or disclosure, including, but not limited to, all steps that it takes to protect its own information of like importance. Each party shall be liable for any breach of its obligations hereunder by any of its employees, Affiliates and contractors. The foregoing obligations will not restrict either party from disclosing the other party’s Confidential Information pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the party required to make such a disclosure gives reasonable notice to the other party to contest such order or requirement.

5.2. No Publicity. Except as may be required by applicable laws or regulations, neither party may issue any press release, advertising, marketing or other public announcement concerning the subject matter of this Agreement without the other party’s prior written consent, in each instance.

Nothing contained in this Agreement confers on either party any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, logo or other designation of the other party, or its Affiliates or any of their directors, officers or employees (including any contraction, abbreviation or simulation of any of the foregoing). The foregoing notwithstanding, either party may provide a copy of this Agreement or otherwise disclose its terms in connection with any legal or regulatory requirement, financing transaction or due diligence inquiry.

6.	WARRANTIES.

6.1. Authority. Each of Acacia and FSA represents and warrants that (a) it is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction, (b) it has all requisite power, rights and authority to enter into this Agreement and to grant the rights and perform the obligations set forth herein, (c) it is duly authorized by all requisite action and permissions to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby without the consent, approval or authorization of any other person or entity, (d) this Agreement constitutes its valid and binding obligation enforceable in accordance with its terms, and (e) its execution, delivery and performance of this Agreement, and its compliance with the terms hereof, do not and will not conflict with or result in a breach of any terms of, or constitute a default under, any agreement, obligation or instrument to which it is a party or by which it is bound.

6.2. Product. FSA represents and warrants that (a) the Products delivered hereunder will be free of all liens, charges, encumbrances and security interests; (b) the Products shall comply with, and perform in accordance with, the Specifications and be free from defects in design, manufacture, engineering, materials, workmanship and title; (c) FSA has the required skills, expertise and experience to perform this Agreement; and (d) FSA’s performance of its obligations under this Agreement shall at all times comply with any and all applicable laws and regulations. For a period of [**] months after delivery, at its own cost and expense, FSA shall promptly repair or replace any Product sold hereunder that does not comply with the foregoing warranties or, at Acacia’s option, if repair or replacement is not feasible, refund the applicable purchase price, taxes, delivery charges and other amounts paid in respect of such Product. These warranties, and FSA’s obligations hereunder, shall survive inspection, test, acceptance and use of the Products. The warranty obligation does not apply to any defects which arise from (i) misuse, neglect, improper installation, repair, alteration or accident; (ii) any modification to the part made by Acacia or a third party; (iii) Acacia’s own logic design for the part; or (iv) the equipment, systems or software used in connection with the part. FSA’s Products are not designed for use in life support appliances, devices, or systems where malfunction of a product can reasonably be expected to result in personal injury. Acacia and its customers using or selling Products for use in life support applications do so at their own risk.

6.3. Hazardous Materials. FSA represents and warrants that in performance of work under this Agreement it has complied with all laws, regulations, statutes and ordinances of all governmental entities including local, state, federal or international, now or hereafter enacted, which regulate any material because it is radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment (“Hazardous Regulations”), including but not limited to Comprehensive

Environmental Response Compensation and Liability Act of 1980, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Montreal Protocol, the Toxic Substances Control Act, the Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003 on the restriction of the use of certain hazardous substances in electrical and electronic equipment as amended from time to time, Directive 2002/96/EC of the European Parliament and of the Council of 27 January 2003 on waste electrical and electronic equipment, as amended from time to time, any European Union Member State implementations thereof, the Chinese regulation entitled Administrative Measure on the Control of Pollution Caused by Electronic Information Products; and similar laws, rules, statutes, treaties or orders and international understandings. As required by any Hazardous Regulation, prior to shipment, FSA will notify Acacia about any hazardous and/or toxic materials in any Products. FSA will update such lists of hazardous and toxic materials [**].

6.4. Disclaimers. EXCEPT AS SPECIFICALLY STATED HEREIN, EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE SUBJECT MATTER HEREOF, INCLUDING WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR ANY PARTICULAR PURPOSE.

7.	INDEMNIFICATION AND INSURANCE.

7.1. Infringement Indemnification.

a. FSA shall defend and indemnify Acacia and its Affiliates, officers, directors, employees, partners and customers (“Acacia Indemnitees”) from and against any demands, claims, actions, suits, proceedings, damages, liabilities, costs and expenses as incurred (including reasonable attorneys’ fees) arising out of any claim that any Product infringes a third party’s Intellectual Property Rights (“Claims”), and pay any damages awarded as a result of the Claim (or pay any amount agreed to by FSA as part of a settlement of the Claim), provided that (i) Acacia notifies FSA promptly in writing of any such Claim; (ii) gives FSA sole and complete authority to control the defense and settlement of the Claim; and (iii) at FSA’s expense, provides FSA with any information, materials, and other assistance reasonably requested by FSA. Notwithstanding the foregoing, any Acacia Indemnitee may participate in any proceeding using counsel of its own choosing, at its own expense and, if FSA fails to promptly assume and conduct the defense or take reasonable action to settle any Claim, then Acacia may regain control of such Claim (in which case, FSA shall be responsible for all such costs and expenses, as well as any award entered against any Acacia Indemnitee or reasonable settlement entered into by Acacia). FSA will not enter into any settlement, consent judgment or other voluntarily final disposition of any Claim hereunder, or make any admission or take any other action, that adversely affects any Acacia Indemnitee or the Products, or that is inconsistent with this Agreement in any material respect, or that fails to include an unconditional release of all claims against the Acacia Indemnitees, without Acacia’s prior written consent.

b. In the event of any such Claim or threat thereof, then in addition to FSA’s obligations under Section 7.1(a), FSA may (and, in the event any such Claim results in the issuance of an injunction by a court of competent jurisdiction prohibiting Acacia from using Products, FSA shall), at its option and expense, obtain a license to permit the continued use of the related Products or replace or modify the Products so that the replacement or modified version is non-infringing, provided that the replacement or modified version has functionality in all material aspects substantially similar to that of the original.

c. FSA shall have no liability or obligation to the extent that any Claim is based on or results from (a) the combination or use of the Products with other products or components if the infringement would not have occurred but for such combination or use; (b) modification of the Products by anyone other than FSA if the infringement would not have occurred but for such modification; or (c) the implementation of detailed designs specified by Acacia if the infringement would not have occurred but for the implementation of Acacia’s design.

7.2. Insurance. FSA will maintain such comprehensive general liability insurance (including without limitation, products liability, completed operations, and errors and omissions) [**].

8.	LIMITATION OF LIABILITY.

EXCEPT IN THE CASE OF (a) ANY BREACH OF CONFIDENTIALITY, (b) BREACH OF SECTION 4, OR (c) LIABILITIES UNDER SECTION 7.1, IN NO EVENT WILL EITHER PARTY BE LIABLE CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION (WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), FOR ANY (i) INDIRECT, PUNITIVE, INCIDENTAL, RELIANCE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF BUSINESS, REVENUES, PROFITS OR GOODWILL OR (ii) DAMAGES, IN THE AGGREGATE, IN EXCESS OF AMOUNTS ACTUALLY PAID OR PAYABLE TO FSA HEREUNDER FOR ALL PRODUCTS GIVING RISE TO A CLAIM, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FOR DAMAGES ATTRIBUTED SOLELY TO AN EPIDEMIC FAILURE (SECTION 2.9), DAMAGES SHALL NOT EXCEED A MULTIPLE OF ONE AND ONE-HALF TIMES (1.5X) THE AMOUNTS PAID OR PAYABLE TO FSA HEREUNDER FOR ALL PRODUCTS GIVING RISE TO A CLAIM. THESE LIMITATIONS ARE INDEPENDENT FROM ALL OTHER PROVISIONS OF THIS AGREEMENT AND SHALL APPLY NOTWITHSTANDING THE FAILURE OF ANY REMEDY PROVIDED HEREIN. FOR PURPOSES OF DETERMINING FSA’S LIABILITY UNDER THIS SECTION 8, AMOUNTS PAID HEREUNDER SHALL BE DEEMED TO INCLUDE NRE PAYMENTS AND CHARGES PAID UNDER THE DEVELOPMENT AGREEMENTS.

9.	TERM AND TERMINATION.

9.1. Term. This Agreement will commence on the Effective Date and continue in force for an initial term that expires on the fifth (5th) anniversary of the Schedule Date of the last product schedule executed hereunder. Unless terminated earlier as permitted herein, this Agreement will be extended automatically for one additional term of one (1) year at the end of the then current (initial) term. Either party may elect not to renew the Agreement by giving written notice thereof to the other party at least one hundred eighty (180) days prior to the end of the then current (initial or renewal) term.

9.2. Termination for Breach. Either party may terminate this Agreement if the other party breaches any material term of tins Agreement and fails to cure such breach within [**] days following written notice thereof from the non-breaching party.

9.3. Effects of Termination. Upon any expiration or termination of this Agreement, all rights and obligations of the parties shall cease, except that the following shall survive:

a. Accrued Obligations. All obligations that accrued prior to the effective date of termination (including payment obligations) and any remedies for breach of this Agreement shall survive any termination.

b. Confidential Information. Each party will promptly deliver all of the other party’s Confidential Information to the other party,

c. Orders. All obligations of the parties under any purchase orders previously accepted under Section 2 that are outstanding on the effective date of termination shall remain in effect (except that in the case of termination under Section 9.2, in which case the terminating party may elect whether the parties’ obligations under such orders shall be fulfilled).

9.4. Survival. The provisions of Section 2.6 (Discontinuation), Section 2.9 (Epidemic Failure), Section 4 (Ownership and Intellectual Property Rights), Section 5 (Confidential Information), 6 (Warranties), 7 (Indemnification and Insurance), 8 (Limitation of Liability), 10 (General Provisions) and this Section 9 will survive any expiration or termination of this Agreement

10.	GENERAL PROVISIONS.

10.1. No Election of Remedies. Except as expressly set forth in this Agreement, the exercise by a party of any of its remedies under this Agreement will be without prejudice to its other remedies under this Agreement or available at law or in equity.

10.2. Force Majeure. Except for confidentiality and the obligation to make payments hereunder, and subject to the provisions of Section 2.5 (Allocation), nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental action, failure of suppliers, earthquake, or any other reason where failure to perform is beyond the reasonable control of the nonperforming party, provided that the party seeking such relief from nonperformance makes reasonable efforts to overcome any such occurrences and promptly notifies the other party in writing of such circumstances. Notwithstanding the foregoing, if either party is prevented or delayed in performing its obligations under this Agreement for more than a total of [**] days in any [**] month period, then the party not so affected may terminate this Agreement upon written notice to the other party.

10.3. Assignment. This Agreement and the rights and obligations hereunder may not be assigned, in whole or in part, by either party without the other party’s prior written consent, which consent shall not to be unreasonably delayed, conditioned or withheld. Either party may, however, assign or transfer this Agreement and its rights and obligations hereunder without consent to any of its Affiliates or to any successor to all or substantially all of its business which concerns this Agreement (whether by sale of assets or equity, merger, consolidation or otherwise). This Agreement shall be binding upon, and inure to the benefit of, the successors, representatives and permitted assigns of the parties.

10.4. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, excluding that body of law pertaining to conflict of laws.

10.5. Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

10.6. Notices. All notices required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service, or by certified mail, and in each instance will be deemed given upon receipt. All notices will be sent to the addresses set forth above or to such other address as may be specified by either party to the other in accordance with this Section.

10.7. Entire Agreement. This Agreement (including Schedules executed hereunder) constitutes the complete and exclusive understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. Any different or additional terms included or referenced in any related purchase order, confirmation, invoice or similar form (including without limitation, any standard terms and conditions of sale or purchase), even if signed by the parties hereafter, shall have no effect under this Agreement. Any consent, waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

10.8. Waiver. The waiver of any breach of any provision of this Agreement will not constitute a waiver or exception for the remaining provisions of this Agreement.

10.9. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Execution of a facsimile copy (including PDF) shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

10.10. Relief. The parties acknowledge and agree that money damages alone will not be an adequate remedy if Section 4 or Section 5 is breached and, therefore, the non-breaching party shall, in addition to any other legal or equitable remedies, be entitled to seek an order for specific performance, or an injunction or similar equitable relief against such breach or threatened breach, without the necessity of proving actual damages or posting any bond.

10.11. Independent Contractors. The parties shall be independent contractors under this Agreement, and nothing herein will constitute either party as the employer, employee, agent or representative of the other party, or both parties as joint venturers or partners for any purpose.

10.12. Contract Manufacturers. Acacia may exercise any or all of its rights hereunder through contract manufacturers, and the terms and conditions of this Agreement shall apply to such exercise as if Acacia were acting directly. Contract manufacturers shall be subject to FSA’s credit policies, and depending on their credit worthiness, credit may be reduced or suspended as necessary to protect FSA’s interests.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

Acacia Communications, Inc.		Fujitsu Semiconductor America, Inc.

By:	/s/ John Gavin	By:	/s/

Title:	CFO	Title:	VP, Sales

Date:	10/18/2013	Date:	10/18/2013

APPROVED AS TO FORM BY FSA LEGAL

SCHEDULE 1

Product:	FSA part number:	[**]

	Acacia part number:	[**]

Pricing:	$[**]/unit

Specification:	[**], dated 2013/2/22

SCHEDULE 2

Product:	[**]

Schedule Date:

Pricing:	TBD

Specification:

[**].

Acacia Communications, Inc.		Fujitsu Semiconductor America, Inc.

By:	/s/ John Gavin	By:	/s/

Title:	CFO	Title:	VP, Sales

Date:	10/18/2013	Date:	10/18/2013

APPROVED AS TO FORM BY FSA LEGAL

EXHIBIT A

BUFFER STOCK EXHIBIT

1.	TERM OF BUFFER STOCK EXHIBIT

a.	This Buffer Stock Exhibit shall continue until terminated by FSA, with or without cause, upon [**] days prior written notice to Buyer. Buyer may terminate this Exhibit, with or without cause, and in whole or with respect to a particular product, upon six (6) months prior written notice to FSA.

2.	ESTABLISHMENT AND MAINTENANCE OF BUFFER STOCK

a.	By the date identified in Exhibit A-l (“Start Date”), FSA will establish a Buffer Stock at its warehouse for each product identified in Exhibit A-1 and at the quantities specified in Exhibit A-1 (“Buffer Stock Quantities”).

b.	Buffer Stock is maintained and sold as FSA’s part number. Buyer’s part number, if specified in Exhibit A, is for reference only.

c.	FSA will provide Buyer with a written report on a periodic basis of the status of inventory held in Buffer Stock. For each product, this report will show the quantity held in Buffer Stock and the quantity in process to replenish Buffer Stock (with estimated date of delivery to Buffer Stock). Buyer may increase the Buffer Stock Quantities from time to time as forecasts change, subject to FSA’s reasonable approval. Buyer may reduce the Buffer Stock at anytime by notifying FSA, and the reduction will be effected by ordering pursuant to Section 4 below.

d.	The Buffer Stock of parts will be rotated to keep current date code parts in such Buffer Stock.

e.	Buyer shall provide at least [**] months prior written notice to FSA of Buyer’s intent to discontinue purchase of the products held in Buffer Stock.

3.	USE OF BUFFER STOCK BY BUYER AND FSA

a.	Buyer will issue purchase orders for products in Buffer Stock in accordance with FSA’s standard lead time. Should Buyer have unexpected demand for products and such demand is not in accordance with FSA’s standard lead time, FSA may use products in Buffer Stock to fulfill such demand. Buffer stock will be replenished in accordance with FSA’s standard lead time.

b.	FSA has the right to unilaterally decrease the Buffer Stock Quantities so long as (i) FSA provides Buyer with at least [**] days’ written notice, and (ii) FSA has a valid business reason for doing so. Such reasons may include, but are not limited to the following: (i) FSA’s records indicate that Buyer’s demand for the products has decreased or (ii) FSA has discontinued, or intends to discontinue, sale of the products. FSA will not reduce the Buffer Stock Quantity below [**] weeks of Buyer’s forecasted requirements without Buyer’s approval.

4.	BUYER’S LIABILITY FOR BUFFER STOCK

a.	Upon the effective date of expiration or termination of this Agreement by either Buyer or FSA, Buyer shall purchase all remaining quantities of Buffer Stock and FSA will make its final inventory report to Buyer in accordance with Section 2-c of this Exhibit. Within [**] days of receiving such report, Buyer shall issue to FSA a purchase order specifying:

(1)	release for delivery of all remaining products in Buffer Stock, with price to be at the price last quoted by FSA, and

(2)	an order for all quantities Buyer is obligated to purchase pursuant to the terms of this Section 4-a, with price to be at [**] percent ([**]%) of the price last quoted by FSA.

b.	Upon receipt of Buyer’s purchase order under the Agreement, or within [**] days, whichever occurs first, FSA will promptly ship all remaining Buffer Stock to Buyer and will invoice Buyer for such product. Invoices for products described in Section 4-a (2) of this Agreement will be issued upon shipment of such products to Buyer.

Acacia FSA Confidential

EXHIBIT A-1

BUFFER STOCK PRODUCTS, QUANTITIES, LEADTIMES

FSA Part Number	Buyer Part Number	Buffer Stock Quantity	Start Date	Minimum Order Quantity
[**]	[**]	[**]	[**]	[**]

* Buyer and FSA intend to maintain a Buffer Stock Quantity equal to [**] weeks of Buyer’s forecasted requirements.

Acacia Supply Agreement 131010